Filed Pursuant to Rule 424(b)(5)
Registration No. 333-269452
AMENDMENT NO.1 DATED JUNE 6, 2025 TO
PROSPECTUS SUPPLEMENT DATED NOVEMBER 17, 2023
(To Prospectus Dated July 27, 2023)
Up to 5,000,000 Shares
NewtekOne, Inc.
Common Stock
This Amendment No. 1 (this “amendment”) amends our prospectus supplement dated November 17, 2023 (the “prospectus supplement”). This amendment should be read in conjunction with the prospectus supplement and the accompanying prospectus dated July 27, 2023 (the “prospectus”), each of which are to be delivered with this amendment. This amendment amends only those sections of the prospectus supplement listed in this amendment; all other sections of the prospectus supplement remain unchanged.
On November 17, 2023, we entered into an Equity Distribution Agreement (the “2023 Equity Distribution Agreement”) with Keefe, Bruyette & Woods, Inc., B. Riley Securities, Inc., Compass Point Research & Trading, LLC, Ladenburg Thalmann & Co. Inc., Raymond James & Associates, Inc. and UBS Securities LLC (the “Original Placement Agents”) relating to the offer and sale of up to 3,000,000 shares of our common stock, par value $0.02 per share (the “common stock”). On June 6, 2025, we entered into an Amended and Restated Equity Distribution Agreement (the “Amended and Restated Equity Distribution Agreement”) with each of the Original Placement Agents, Cantor Fitzgerald & Co., H.C. Wainwright & Co., LLC, Lucid Capital Markets, LLC, Roth Capital Partners, LLC and Hovde Group, LLC (the “Additional Placement Agents”), pursuant to which the number of shares subject to offer and sale thereunder (inclusive of shares previously sold under the 2023 Equity Distribution Agreement) was increased from 3,000,000 to 5,000,000 and the Additional Placements became Placement Agents. Each reference to the term “Placement Agent” in the prospectus supplement is hereby amended to refer to the Original Placement Agents and the Additional Placement Agents (and any reference to Placement Agent shall refer to any one of them) and each reference to the term “Equity Distribution Agreement” in the prospectus supplement is hereby amended to refer to the Amended and Restated Equity Distribution Agreement.
This amendment is increasing the number of shares of our common stock from 3,000,000 to 5,000,000 that are available to be sold from time to time through the Placement Agents acting as our sales agents pursuant to the prospectus supplement, as amended by this amendment and the accompanying prospectus. This amount consists of 1,100,000 shares of our common stock previously sold pursuant to the 2023 Equity Distribution Agreement and the prospectus supplement, with an additional 3,900,000 shares of our common stock remaining available to be sold from and including the date hereof under the Amended and Restated Equity Distribution Agreement and the prospectus supplement, as amended by this amendment and the accompanying prospectus.

Shares of our common stock are listed on the Nasdaq Global Market® (“Nasdaq”) under the symbol “NEWT.” On June 5, 2025, the last reported sale price on Nasdaq of our common stock was $10.57 per share. Sales of our common stock, if any, under the prospectus supplement, as amended by this amendment and the accompanying prospectus may be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through Nasdaq or any other existing trading market in the United States for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Placement Agents as principals, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or in any other method permitted by law. If we and the Placement Agents agree on any method of distribution other than sales of shares of our common stock on or through Nasdaq or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act.
The Placement Agents will receive a commission from us equal to 2.00% of the gross sales price of any shares of our common stock sold through the Placement Agents under the Amended and Restated Equity Distribution Agreement. The Placement Agents are not required to sell any specific number or dollar amount of our common stock, but will use their respective commercially reasonable efforts consistent with their sales and trading practices to sell the shares of our common stock offered by the prospectus supplement, as amended by this amendment and the accompanying prospectus. See “Plan of Distribution” beginning on page S-9 of the prospectus supplement. In connection with the sale of the common stock on our behalf, each Placement Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Placement Agents may be deemed to be underwriting commissions or discounts.
Investing in our common stock involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-6 of the prospectus supplement, the risks described in “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into the prospectus supplement and the accompanying prospectus, and under similar headings in other documents filed after the date hereof and incorporated by reference into the prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or the Office of the Comptroller of the Currency (the “OCC”) has approved or disapproved of the common stock nor have any of the foregoing authorities determined if the prospectus supplement, as amended by this amendment is truthful or complete. Any representation to the contrary is a criminal offense. Shares of our common stock to be offered and sold pursuant to the prospectus supplement, as amended by this amendment will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Keefe, Bruyette & Woods A Stifel Company	B. Riley Securities	Cantor

Compass Point	H.C. Wainwright & Co.	Hovde Group, LLC
Ladenburg Thalmann Roth Capital Partners	Lucid Capital Markets	Raymond James UBS Investment Bank

Amendment No. 1 to Prospectus Supplement dated June 6, 2025.

TABLE OF CONTENTS
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS AMENDMENT NO.1 TO PROSPECTUS SUPPLEMENT
Neither we nor the Placement Agents have authorized any other person to provide you with any information other than that contained or incorporated by reference in the prospectus supplement, as amended by this amendment, the accompanying prospectus or in any free writing prospectus that we prepare or distribute. Neither we nor the Placement Agents take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.
We are not, and the Placement Agents are not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. Neither the prospectus supplement, as amended by this amendment, nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of the Placement Agents to subscribe for and purchase, any securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. You should assume that the information contained or incorporated by reference into the prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of this amendment. Our business, financial condition, results of operations and prospects may have changed since that date.
The prospectus supplement, as amended by this amendment, and the accompanying prospectus is part of an effective shelf registration statement on Form S-3 (File No. 333-269452) that was declared effective by the SEC on July 27, 2023. By using a shelf registration statement, the Company may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in the prospectus supplement, as amended by this amendment, and the accompanying prospectus. As permitted by SEC rules, the prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in the prospectus supplement, as amended by this amendment, and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
This document consists of two parts. The first part is the prospectus supplement, as amended by this amendment, which describes the specific terms of the offering and certain other matters and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. You should read the prospectus supplement, as amended by this amendment, and the accompanying prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” in the prospectus supplement. Information incorporated by reference after the date of the prospectus supplement (including after the date of this amendment) is considered a part of the prospectus supplement and may add, update or change information contained in the prospectus supplement, as amended by this amendment. Any information in such subsequent filings that is inconsistent with the prospectus supplement, as amended by this amendment, will supersede the information in the accompanying prospectus or any earlier prospectus supplement.
References in the prospectus supplement and this amendment to “NewtekOne,” “the Company,” “we,” “us,” and “our” refer to NewtekOne, Inc., and not to any of its consolidated subsidiaries, unless otherwise specified or as the context otherwise requires.
References in the prospectus supplement and this amendment to “Newtek Bank” refer to Newtek Bank, National Association and not to any of its consolidated subsidiaries, unless otherwise specified or as the context otherwise requires.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS AND PROJECTIONS
The prospectus supplement, as amended by this amendment and the accompanying prospectus, including the documents we incorporate by reference therein, contains and may contain, forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our industry, our beliefs, and our assumptions. Words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or variations of these words and similar expressions are intended to identify forward-looking statements. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain regulatory capital ratios. In light of these and other uncertainties, including recent economic and market events and unrelated bank failures and declines in depositor confidence in certain types of depository institutions, the inclusion of a projection or forward-looking statement in the prospectus supplement, as amended by this amendment should not be regarded as a representation by us that our plans or objectives will be achieved. The forward-looking statements contained in the prospectus supplement. , as amended by this amendment and the accompanying prospectus, including the documents we incorporate by reference, involve risks and uncertainties, including statements as to:
•our future operating results;
•our business prospects and the prospects of our subsidiaries;
•our contractual arrangements and relationships with third parties;
•the dependence of our future success on the general economy and its impact on the industries in which we operate and lend to;
•the ability of our business to achieve its objectives;
•the impact of a protracted decline in the liquidity of credit markets on our business;
•the adequacy of our cash resources and working capital;
•our ability to operate as a financial holding company and our ability to operate our subsidiary Newtek Bank, a national bank regulated and supervised by the OCC, and the increased compliance and other costs associated with such operations;;
•our ability to adequately manage liquidity, deposits, capital levels and interest rate risk, which have come under greater scrutiny in light of recent unrelated bank failures; and
•the timing of cash flows, if any, from the operations of our subsidiaries.
These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:
•an economic downturn, which could impair our and our subsidiaries’ ability to continue to operate or repay their borrowings, which could adversely affect our results;
•a contraction of available credit and/or an inability to access the equity markets, which could impair our lending and business activities;
•interest rate volatility, which could adversely affect our results;
•impacts to financial markets and the global macroeconomic and geopolitical environment, including higher inflation and its impacts;

•higher interest rates and the impacts on macroeconomic conditions and NewtekOne’s funding costs;
•changes to the U.S. Small Business Administration (“SBA”) 7(a) loan program, including recent revisions to the SBA Standard Operating Procedure; and
•the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in the prospectus supplement or any applicable free writing prospectus, including the documents we incorporate by reference.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include the ability of Newtek Bank to originate loans under the SBA 7(a) program, maintain preferred lender program status, sell SBA guaranteed portions of SBA 7(a) loans at premiums and grow deposits; our ability to originate new loans; our subsidiaries’ ability to generate revenue and obtain and maintain certain margins and levels of profitability; and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in the prospectus supplement, including the documents that we incorporate by reference therein, and any applicable free writing prospectus, including the documents we incorporate by reference therein, should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in Part I “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequent filings we have made with the SEC that are incorporated by reference into the prospectus supplement, together with other information in the prospectus supplement, the documents incorporated by reference therein, and any free writing prospectus that we may authorize for use in connection with this offering.
You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates of this amendment, the prospectus supplement and the accompanying prospectus, as applicable. And while we believe such information forms, or will form, a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements. Any forward-looking statements made by or on behalf of NewtekOne speak only as to the date they are made, and NewtekOne does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required by applicable law.

SUMMARY

Our Business

We are a financial holding company subject to the regulation and supervision of the Federal Reserve and the Federal Reserve Bank of Atlanta that, together with our consolidated subsidiaries, provides a wide range of business and financial solutions under the Newtek® and NewtekOne® brands to the independent business owner (“SMB”) market.

We define SMBs as companies having revenues of $1.0 million to $100.0 million, and we estimate the SMB market to be over 33 million businesses in the U.S. as of March 2023, according to the SBA.

In addition to Newtek Bank and its consolidated subsidiary, Small Business Lending, LLC, the following are our consolidated non-bank direct and indirect subsidiaries: Newtek Small Business Finance, LLC; Newtek Merchant Solutions, LLC and its subsidiary Mobil Money, LLC; CDS Business Services, Inc. d/b/a Newtek Business Credit Solutions; PMTWorks Payroll, LLC d/b/a Newtek Payroll and Benefits Solutions; Newtek Insurance Agency, LLC; Titanium Asset Management LLC; Newtek Business Services Holdco 6, Inc. d/b/a Newtek ALP Holdings; and POS on Cloud, LLC, d/b/a Newtek Payment Systems. We have an established and reliable platform that is not limited by client size, industry type, or location. We expect to generate revenue from the business operations of our subsidiaries, including a combination of realized gains on the sale of the government guaranteed portions of SBA 7(a) loans, servicing income and other income, including revenue generated from our business lines Newtek Lending, Newtek Payments, Newtek Insurance, Newtek Payroll and Newtek Bank.

As of March 31, 2025, we had consolidated total assets of $2,137 million, deposits of $966 million and shareholders’ equity of $302 million.

Our principal executive offices are located at 4800 T Rex Avenue, Suite 120, Boca Raton, Florida 33431, our telephone number is (212) 356-9500 and our website may be found at http://www.NewtekOne.com. The information contained on our website is not part of nor is incorporated by reference into the prospectus supplement.

THE OFFERING

Common Stock Offered by Us	Up to 5,000,000 shares of our common stock, which includes 1,100,000 shares of our common stock previously sold pursuant to the 2023 Equity Distribution Agreement and the prospectus supplement, with an additional 3,900,000 shares of our common stock remaining available to be sold from and including the date hereof under the Amended and Restated Equity Distribution Agreement and the prospectus supplement, as amended by this amendment and the accompanying prospectus.

Common Stock Outstanding Prior to this Offering	26,342,027 shares outstanding as of May 9, 2025.

Manner of Offering
Sales of shares of our common stock under the prospectus supplement, as amended by this amendment, may be made by any method deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act. Subject to the terms of the Amended and Restated Equity Distribution Agreement, the Placement Agents will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules, and regulations and the rules of Nasdaq, on mutually agreeable terms between the agents and us. See “Plan of Distribution.”

Use of Proceeds	We intend to use the net proceeds from the sale of shares of our common stock for general corporate purposes. See “Use of Proceeds.”

Risk Factors
See the section titled “Risk Factors” in the prospectus supplement and the accompanying prospectus and in the documents incorporated herein by reference for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Market for Common Stock	Our common stock is currently traded on Nasdaq under the symbol “NEWT.”

USE OF PROCEEDS
We may issue and sell up to 5,000,000 shares of our common stock of from time to time. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We estimate that the net proceeds from the sale of the shares of common stock that we are offering may be up to approximately $40,198,540 (based on an assumed offering price of $10.57 per share, the last reported sale price per share of our common stock on June 5, 2025) after deducting the Placement Agents’ commission and estimated offering expenses payable by us and taking into account that 1,100,000 million shares of our common stock have been previously sold pursuant to the 2023 Equity Distribution Agreement and the prospectus supplement, with an additional 3,900,000 million shares of our common stock remaining available to be sold from and including the date hereof under the Amended and Restated Equity Distribution Agreement and the prospectus supplement, as amended by this amendment.
We expect to use the proceeds that we receive from this offering for general corporate purposes. As of the date of this amendment, we cannot specify the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION
The Amended and Restated Equity Distribution Agreement provides that we may offer and sell up to 5,000,000 shares of our common stock from time to time through the Placement Agents for the offer and sale of such common stock. The table below assumes that we will sell all of the 3,900,000 shares of common stock remaining available under the Amended and Restated Equity Distribution Agreement at a price of $10.57 per share (the last reported sale price per share of our common stock on June 5, 2025) but there is no guarantee that there will be any sales of our common stock pursuant to the Amended and Restated Equity Distribution Agreement, the prospectus supplement, as amended by this amendment and the accompanying prospectus. Actual sales, if any, of our common stock under the Amended and Restated Equity Distribution Agreement, the prospectus supplement, as amended by this amendment and the accompanying prospectus may be less than as set forth in the table below. In addition, the price per share of any such sale may be greater or less than $10.57, depending on the market price of our common stock at the time of any such sale.
The following table sets forth our capitalization as of March 31, 2025:
•on an actual basis; and
•on an as adjusted basis to give effect to the transactions above and assumed sale of up all of the 3,900,000 shares of common stock remaining available under the Amended and Restated Equity Distribution Agreement, the prospectus supplement, as amended by this amendment and the accompanying prospectus at a price of $10.57 per share (the last reported sale price per share of our common stock on June 5, 2025), after deducting the estimated commissions of approximately $824,460 and estimated offering expenses of approximately $200,000 payable by us.
You should read this table together with “Use of Proceeds” and financial statements and related notes thereto included elsewhere in or incorporated by reference to the prospectus supplement and the accompanying prospectus.

	As of March 31, 2025
	Actual	As Adjusted
	(in thousands, unaudited)
Assets:
Cash	$10,201	$50,400
Other assets	2,126,536	2,126,536
Total assets	$2,136,737	$2,176,936
Liabilities:
Long-term debt(1)
Senior notes
8.125% notes due 2027	$50,000	$50,000
8.000% notes due 2028	40,000	40,000
8.500% notes due 2029	71,875	71,875
8.625% notes due 2029	75,000	75,000
8.375% notes due 2030	30,000	30,000
Note Securitizations	173,204	173,204
Advances from Federal Home Loan Banks	11,857	11,857
Other Long-Term Debt	216,250	216,250
Total Long-Term Debt	668,186	668,186
Other liabilities	1,166,271	1,166,271
Total liabilities	$1,834,457	$1,834,457

	As of March 31, 2025
	Actual	As Adjusted
	(in thousands, unaudited)
Stockholders’ equity:
Preferred stock (par value $0.02 per share; authorized 20 shares; 20 and 20 shares issued and outstanding, respectively	$19,738	$19,738
Common stock (par value $0.02 per share; authorized 199,980 shares; 26,342 and 24,680 shares issued and outstanding, respectively)	527	605
Additional paid-in capital	220,468	260,589
Retained earnings	61,538	61,538
Accumulated other comprehensive income (loss), net	9	9
Total shareholders’ equity	$302,280	$342,480
Total liabilities and shareholders’ equity	$2,136,737	$2,176,936

(1) Long term debt consists of debt with a maturity of one year or more from March 31, 2025.

PLAN OF DISTRIBUTION
Keefe, Bruyette & Woods, Inc., B. Riley Securities, Inc., Cantor Fitzgerald & Co., Compass Point Research & Trading, LLC, H.C. Wainwright & Co., LLC, Hovde Group, LLC, Ladenburg Thalmann & Co. Inc., Lucid Capital Markets, LLC, Raymond James & Associates, Inc., Roth Capital Partners, LLC and UBS Securities LLC (collectively, the “Placement Agents”) are acting as our sales agents in connection with the offer and sale of shares of our common stock pursuant to the prospectus supplement, as amended by this amendment and the accompanying prospectus. Upon written instructions from us, the Placement Agents will use their commercially reasonable efforts consistent with its sales and trading practices to sell, as our sales agent, our common stock under the terms and subject to the conditions set forth in the Amended and Restated Equity Distribution Agreement with the Placement Agents dated June 6, 2025. We will instruct the Placement Agents as to the amount of common stock to be sold by them. We may instruct the Placement Agents not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction. We or the Placement Agents may suspend the offering of shares of common stock upon proper notice and subject to other conditions.
Sales of our common stock, if any, under the prospectus supplement, as amended by this amendment and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act, including sales made directly on Nasdaq or similar securities exchange or sales made to or through a market maker other than on an exchange at prices related to the prevailing market prices or at negotiated prices.
The Placement Agents will provide written confirmation of a sale to us no later than the opening of the trading day on Nasdaq following each trading day in which shares of our common stock are sold under the Amended and Restated Equity Distribution Agreement. Each confirmation will include the number of shares of common stock sold on the preceding day, the net proceeds to us and the compensation payable by us to the Placement Agents in connection with the sales.
The Placement Agents will receive a commission from us equal to 2.00% of the gross proceeds from the sale of any shares of our common stock sold through them under the Amended and Restated Equity Distribution Agreement. We estimate that the total expenses for the offering, excluding compensation payable to the Placement Agents under the terms of the Equity Distribution Agreement, will be approximately $200,000.
Settlement for sales of shares of common stock will occur on the trading day following the date on which such sales are made, or on some other date that is agreed upon by us and the Placement Agents in connection with a particular transaction, in return for payment of the net proceeds to us.
We will report at least quarterly the number of shares of our common stock sold through the Placement Agents under the Amended and Restated Equity Distribution Agreement, the net proceeds to us and the compensation paid to the Placement Agents with respect to such sales.
In connection with the sale of the common stock on our behalf, a Placement Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to any Placement Agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Placement Agents against certain civil liabilities, including liabilities under the Securities Act.
The offering of our shares of common stock pursuant to the Amended and Restated Equity Distribution Agreement will terminate upon the earlier of (i) the sale of all common stock subject to the Amended and Restated Equity Distribution Agreement or (ii) the termination of the Amended and Restated Equity Distribution Agreement. The Amended and Restated Equity Distribution Agreement may be terminated by us in our sole discretion under the circumstances specified in the Amended and Restated Equity Distribution Agreement by giving notice to the Placement Agents. In addition, the Placement Agents may terminate the Amended and Restated Equity Distribution Agreement under the circumstances specified in the Amended and Restated Equity Distribution Agreement by giving notice to us.

Potential Conflicts of Interest
Keefe, Bruyette & Woods, Inc., B. Riley Securities, Inc., Cantor Fitzgerald & Co., Compass Point Research & Trading, LLC, H.C. Wainwright & Co., LLC, Hovde Group, LLC, Ladenburg Thalmann & Co. Inc., Lucid Capital Markets, LLC, Raymond James & Associates, Inc., Roth Capital Partners, LLC and UBS Securities LLC and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The Placement Agents and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Placement Agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The Placement Agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
The principal business address of Keefe, Bruyette & Woods, Inc. is 787 Seventh Avenue, 4th Floor, New York, NY 10019, the principal business address of B. Riley Securities, Inc. is 299 Park Avenue, 21st Floor, New York, NY 10171, the principal business address of Cantor Fitzgerald & Co. is 110 East 59th Street, 6th Floor, New York, NY 10022, the principal business address of Compass Point Research & Trading, LLC is 1055 Thomas Jefferson Street, NW, Suite 303, Washington, DC 20007, the principal business address of H.C. Wainwright & Co., LLC is 430 Park Avenue, New York, NY 10022, the principal business address of Hovde Group, LLC is 1629 Colonial Parkway, Inverness, IL 60067, the principal business address of Ladenburg Thalmann & Co. Inc. is 640 Fifth Avenue, 4th Floor, New York, NY 10019, the principal business address of Lucid Capital Markets, LLC is 570 Lexington Avenue, New York, NY 10022, the principal business address of Raymond James & Associates, Inc. is 880 Carillon Parkway, St. Petersburg, FL 33716, the principal business address of Roth Capital Partners, LLC is 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, and the principal business address of UBS Securities LLC is 1285 Avenue of the Americas, New York, NY 10019.

LEGAL MATTERS
Certain legal matters in connection with the securities offered hereby will be passed upon for us by Robert Fraley, Senior Counsel of the Company. Certain legal matters in connection with the securities offered hereby will be passed upon for the Placement Agents by Squire Patton Boggs (US) LLP.

Up to 5,000,000 Shares

NewtekOne, Inc.
Common Stock

AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT

June 6, 2024

Keefe, Bruyette & Woods A Stifel Company	B. Riley Securities	Cantor

Compass Point	H.C. Wainwright & Co.	Hovde Group, LLC
Ladenburg Thalmann Roth Capital Partners	Lucid Capital Markets	Raymond James UBS Investment Bank